Exhibit 10.43

August 21, 2025

Zachary Ament

Re: Promotion to Chief Financial Officer

Dear Zachary:

This letter confirms your promotion to Chief Financial Officer of Amass Brands Inc. (the “Company”), effective August 16, 2025. The following outlines the terms of your employment as CFO:

1.	Position

You will serve as Chief Financial Officer and report directly to Mark Lynn, Chief Executive Officer. This is a full-time, exempt position. In this capacity, you will have such duties and responsibilities as are customary for a chief financial officer of a company of similar size and scope and as may be assigned to you from time to time by the CEO or the Company’s Board of Directors.

2.	Base Compensation

Your annual base salary will be $160,000, payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings.

3.	Deferred Compensation and Bonus

You will also be entitled to an additional $40,000 per year, payable on a pro-rata basis but deferred until the effectiveness of the Company’s direct listing (DL) and receive a 30% bonus upon completion of the DL. All deferred amounts will be paid within thirty (30) days following the closing of the DL, subject to your continued employment through such date.

4.	Equity Award

Subject to approval of the Company’s Board of Directors, you will be granted an additional option to purchase 100,000 shares of the Company’s common stock (the “Option”). The Option will be subject to the Company’s equity incentive plan and the applicable stock option agreement, including vesting terms and other conditions approved by the Board.

5.	Future Compensation

Upon the effectiveness of the Company’s direct listing (the “DL”) on Nasdaq, your compensation will be adjusted to be consistent with that of the Company’s other executive officers, as determined by the Board of Directors or its Compensation Committee.

6.	Employee Benefits

You will continue to be eligible to participate in the Company’s employee benefit programs in accordance with the terms of such programs as they may be established or amended from time to time.

7.	At-Will Employment

Your employment with the Company remains at-will, meaning either you or the Company may terminate the employment relationship at any time, with or without cause or notice. No statement or representation, oral or written, can alter the at-will nature of your employment, except by written agreement signed by you and a duly authorized officer of the Company (other than you).

8.	Tax Withholding

All forms of compensation described in this letter are subject to applicable withholding, deductions, and reporting requirements.

9.	Miscellaneous

This letter, together with any equity or benefit plan documents, constitutes the complete agreement between you and the Company regarding the terms of your employment as CFO and supersedes all prior representations or agreements on this subject. The laws of the State of California govern this letter.

If you agree with these terms, please sign and date below to indicate your acceptance.

Very truly yours,

Amass Brands Inc.

By:	/s/ Mark Lynn

Mark Lynn

Chief Executive Officer

Acknowledged and Agreed:

/s/ Zachary Ament

Zachary Ament

Date:	August 21, 2025

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